Exhibit 10.3

EMPLOYMENT AGREEMENT

AGREEMENT (“Agreement”), dated as of April 29, 2009 (“Effective Date”) by and among Centro US Management Joint Venture 2, LP (“Company”) and Tiffanie Fisher (“Executive”).

RECITAL

Company desires to employ Executive as of the Effective Date, on the terms and conditions set forth in this Agreement, and Executive desires to be so employed.

AGREEMENT

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.               Employment. Company hereby agrees to employ Executive and Executive hereby agrees to accept such employment, on the terms and conditions hereinafter set forth.

2.               Term. Executive’s employment by Company hereunder shall commence on April 29, 2009 (the “Effective Date”) and shall continue through April 30, 2011 (the “Term”). Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 6 hereof, but subject to the provisions of Section 8 hereof. At the time Executive ceases to be a full-time employee of Company, the Executive agrees that she shall resign from any office she holds with (i) the Company and its subsidiaries and any entity in control of, controlled by or under common control with the Company or in which the Company owns any common or preferred stock or any ownership interest or any entity in control of, controlled by or under common control with such entity (“collectively, “Company Affiliates”), (ii) Centro Property Trust and Centro Properties Limited (“Centro”) and each of their respective affiliates including, without limitation, Centro Retail Trust and its affiliates (collectively, “Centro Affiliates”) (Company, Company Affiliates, Centro and Centro Affiliates being collectively referred to as the “Group”).

3.               Position and Duties

Executive Vice President - Chief Financial Officer. During the Term, the Executive shall serve as the Executive Vice President - Chief Financial Officer of all United States operations of Centro and its Affiliates (“Centro US”) and shall be an officer of all such US entities; shall have all authorities, duties and responsibilities customarily exercised by an individual serving as the Executive Vice President - Chief Financial Officer of an entity of the size and nature of Centro US; shall have such other duties, authorities and responsibilities as the Centro US Chief Executive Officer may from time to time reasonably designate, consistent with the foregoing; and shall report directly to the Centro US Chief Executive Officer. Executive will comply with the Company’s policies including, but not limited to, the Code of Conduct and the Employee Trading in Securities Policy. During the Term, the Executive shall devote substantially all of her business time and efforts to the business and affairs of Centro US (unless otherwise directed by the Centro US Chief Executive Officer); however, nothing shall preclude the Executive from the following: (i) serving on the boards of a reasonable number of non-competing business entities, trade associations and charitable organizations, (ii) engaging in charitable activities and community affairs, (iii) accepting and fulfilling a reasonable number of speaking engagements, and (iv) managing her personal financial and legal affairs provided that such activities do not either individually or in the aggregate interfere with the proper performance of her duties and responsibilities hereunder and are not likely to be contrary to the Company’s interests. The Executive shall give prior written notice before joining any board on or after the Effective Date.

4.             Place of Performance. The principal place of employment of Executive shall be at the Company’s US corporate offices in New York, New York.

5.             Compensation and Related Matters.

(a)           Salary. During the Term, Company shall pay Executive an annual base salary of not less than US$350,000 (“Base Salary”). Executive’s Base Salary shall be paid in approximately equal installments in accordance with Company’s customary payroll practices. If Executive’s Base Salary is increased, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b)           Short Term Incentive-Bonus. Executive shall be eligible for an annual short term incentive-bonus (“STI”) based on the achievement of certain financial and individual goals as outlined in the short term incentive bonus program in existence from time to time for US Management Committee members. Executive’s STI annual bonus range shall be 65% (Target) to 90% (Maximum) of Executive’s then current Base Salary (the “STI Range”). The Centro Board may change the basis upon which the STI may be calculated (but it shall be the same for all Management Committee members), but if the then current target is achieved Executive shall receive an STI bonus payout of 65% of Base Salary and if the maximum goal is achieved Executive shall receive an STI bonus payout of 90% of Base Salary. If Executive’s employment is terminated for any reason prior to the end of a financial year, Executive shall not be entitled to a prorated STI for that current fiscal year unless otherwise specifically agreed by the Centro Board. Notwithstanding anything contained herein to the contrary, a change in the basis upon which STI may be calculated (but not a reduction to the STI Range) shall not constitute a breach or violation of this Agreement by the Company or constitute Good Reason for Executive to terminate her employment (provided same is consistent for all Management Committee Members). All STI amounts will be paid at the first appropriate opportunity after June 30 of that financial year, but not later than July 31 of that same calendar year. The current bonus period is July 1, 2008 through June 30, 2009. For the period from the Effective Date through June 30, 2009 (the end of the current bonus period), your bonus shall be prorated based on the above bonus range and the number of days worked during the current bonus period.

(c)           Long Term Incentive Compensation. Executive shall be entitled to participate in Centro’s long term incentive compensation program (or other programs in lieu of a long term incentive compensation program), as outlined each year for, and on the same basis as other, US Management Committee Members (it being understood however that there is no guarantee that such a program or programs will be offered to US Management Committee members each year (but if it is offered to any US Management Committee member it must be offered to Executive) and that there is no guarantee as to the amount or value of Executive’s award under any such long term incentive compensation program or programs, subject however to the next succeeding sentence). You shall be eligible to participate in any such LTI program for the period first commencing on July 1, 2009 and the value of your LTI compensation for the period July 1, 2009 to June 30, 2010 shall be $275,000; provided, however, that such amount shall not be guaranteed for subsequent years and such amount may be more or less than such amount and such amounts may increase or decrease from year to year. The Centro Board shall periodically review the nature and extent of such plans in line with comparable market practice.

(d)           Expenses. Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of Company.

(e)           Vacation. Executive shall be entitled to the number of weeks of vacation per year provided to the Company’s senior executive officers, but in no event less than five (5) weeks annually. During the first year of employment, Executive shall be entitled to four (4) paid personal days and five (5) paid sick days and thereafter Executive shall be entitled to the number of paid personal days and paid sick days per year provided to the Company’s senior executive officers (whether more or less than the foregoing).

(f)            Welfare, Pension and Incentive Benefit Plans. During the Term, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available to other Company senior executives generally, including, without limitation, pension, income deferral, savings, 401 (k), and other retirement plans or programs, medical, dental, vision, prescription drug, hospitalization, short-term and long-term disability and life insurance plans and programs, accidental death and dismemberment protection, travel accident insurance, and any other employee benefit plan, program or arrangement that may from time to time be made available to other Company senior executives generally, including any plans, programs or arrangements that supplement the above-listed types of plans, programs or arrangements, whether funded or unfunded, subject to the terms of the applicable plan documents and generally applicable Company policies, in each case on terms and conditions that are no less favorable to than those applying to other Company senior executives generally. To the extent that post-retirement welfare and other benefits then exist, the Executive shall be entitled to post-retirement welfare and other benefits on terms and conditions that are no less favorable than those applying to other Company senior executives generally. Nothing in this Section 5(f) shall be construed to require Company to establish or maintain any particular employee or post-retirement benefit plan, program or arrangement except as expressly set forth elsewhere in this Agreement. Company may, to the extent consistent with the foregoing, alter, modify, supplement or delete its employee and post-retirement benefit plans at any time as it sees fit without recourse by the Executive, subject to the terms of this Section 5(f).

(g)           No Hedging. During the Term, Executive will not in any way attempt to limit the financial risk with respect to stock options or restricted stock, to the extent granted to Executive, which are not vested by means of any hedging (including without limitation, selling short) or other techniques.

6.             Termination. Notwithstanding the foregoing, Executive’s employment hereunder may be terminated during the Term under the following circumstances:

(a)           Death. Executive’s employment hereunder shall terminate upon death.

(b)           Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform her duties hereunder for an entire period of one hundred twenty (120) consecutive days, and within thirty (30) days after written Notice of Termination (as defined in Section 7(a)) is given after such one hundred twenty (120) day consecutive period, Executive shall not have returned to the substantial performance of her duties on a full-time basis, Company shall have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement, but shall be subject to the terms of Section 8(c).

(c)           Cause. Company shall have the right to terminate Executive’s employment for Cause, and such termination shall not be, nor shall it be deemed to be, a breach of this Agreement; provided that no termination of Executive’s employment hereunder for Cause shall be effective as a termination for Cause unless the provisions of this Section 6(c) shall first have been complied with. The Executive shall be given written notice by the Centro US Chief Executive Officer of the intention to terminate her for Cause (the “Notice of Intention”). The Notice of Intention shall state in reasonable detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. The Executive shall have twenty (20) days after receiving the Notice of Intention in which to cure the purported grounds for termination asserted therein. Termination for Cause shall be effective immediately upon the Centro US Chief Executive Officer’s issuance to Executive of a written Termination for Cause Notice in the event that Executive fails to cure the purported grounds for termination within such twenty (20) day period. Any allegation that Cause existed, or that cure was not achieved, shall be subject to review, at the Executive’s election, through arbitration in accordance with Section 12 hereof.

For purposes of this Agreement, Company shall have “Cause” to terminate Executive’s employment upon Executive’s:

(i)           conviction of, or plea of guilty or nolo contendere to, a felony; or

(ii)          willful and continued failure to use reasonable best efforts to substantially perform her duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason (as defined in Section 6(d)) after demand for substantial performance is delivered by Company in writing that specifically identifies the manner in which Company believes Executive has willfully and continually failed to use reasonable best efforts to substantially perform her duties hereunder; or

(iii)         theft of Company property, or

(iv)          serious misconduct, dishonesty or disloyalty, which results from a willful act or omission or from gross negligence, and which is materially or likely to be materially injurious to the operation, financial condition or business reputation of the Company, Centro or to any Affiliate.

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company, Centro or any Affiliates thereof; provided, however, that the willful requirement outlined in paragraphs (ii) or (iv) above shall be deemed to have occurred if the Executive’s action or non-action continues for more than twenty (20) days after Executive has received written notice of the inappropriate action or non-action.

(d)           Good Reason. Executive may terminate her employment for “Good Reason” within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company; provided, however, that any allegation that Good Reason existed, or that cure was not achieved, shall be subject to review, at Company’s election, through arbitration in accordance with Section 12 hereof:

(i)            the assignment to Executive of duties materially and adversely inconsistent with Executive’s status as Centro US Executive Vice President - Chief Financial Officer or a material and adverse alteration in the nature of the following: Executive’s duties and/or responsibilities, reporting obligations, titles or authority as Executive Vice President - Chief Financial Officer;

(ii)           a reduction in Executive’s Base Salary or a failure to pay any such amounts when due;

(iii)          the relocation of Executive’s own office location to a location that is more than fifty (50) miles from New York, New York;

(iv)          any purported termination of Executive’s employment for Cause which is not effected pursuant to the procedures of Section 6(c) (and for purposes of this Agreement, no such purported termination shall be effective);

(v)           Company’s failure to pay or provide any material employee benefits due to be provided to Executive under this Agreement including, but not limited to, a failure to allow the Executive to participate in all employee benefit plans, programs and arrangements contemplated under Section 5(f);

(vi)          Company’s failure to provide in all material respects the indemnification set forth in Section 11 of this Agreement, or to require any successor to assume and agree to perform this Agreement as set forth in Section 13 of this Agreement;

(vii)         a Change in Control (as defined below); or

(viii)        a reduction in the STI Range as provided for in Section 5(b).

Executive’s right to terminate her employment hereunder for Good Reason shall not be affected by her incapacity due to physical or mental illness. Executive’s continued employment during the thirty (30) day cure period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

For purposes of this Agreement, a “Change in Control” means the occurrence of one of the following events:

(1)           any person or party not currently affiliated with Centro or Centro Affiliates gains control of fifty percent plus one share of Centro’s issued Stapled Securities; however, that an event described in this paragraph (1) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company, any Company Affiliate or any Centro Affiliate, (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned entity, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

(2)           Centro sells, transfers or otherwise disposes of more than a fifty percent share of the Company or any Centro Affiliate then employing Executive or more than 50% of the assets of or aggregate interests in Centro US provided that the acquisition of ownership or such assets by another Centro Affiliate or the assignment of Executive to work for such entity or Affiliate (provided that such assignment does not alter in any material respect the terms and conditions of this Agreement) shall not be considered a Change in Control, but shall still be subject to the other provisions of Section 6(d) above.

If a Change in Control occurs, regardless of whether Executive elects to terminate her employment for Good Reason, all unvested stock options and restricted stock grants received by Executive, if any, regardless of any vesting conditions or performance and/or time hurdles, shall automatically vest 100% upon the occurrence of such Change in Control. In addition, in the event that Executive’s employment is terminated by Company without Cause in contemplation of a Change in Control, then notwithstanding any other provision of this Agreement regarding the vesting of stock options and restricted stock grants, then all unvested stock options and restricted stock grants, if any, received by Executive, regardless of any vesting conditions or performance and/or time hurdles, shall automatically vest 100% upon such employment termination..

(e)           Without Good Reason. Executive shall have the right to terminate her employment hereunder without Good Reason by providing Company with a Notice of Termination, and such termination shall not be, nor shall it be deemed to be, a breach of this Agreement.

7.             Termination Procedure.

(a)           Notice of Termination. Any termination of Executive’s employment by Company or by Executive during the Term (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)           Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by death, the date of death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of her duties on a full-time basis during such thirty (30) day period), or (iii) if Executive’s employment is terminated for any other reason (other than for Cause), the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

8.             Compensation Upon Termination or During Disability. In the event Executive is disabled or her employment terminates during the Term, Company shall provide Executive with the payments and benefits set forth below; provided, however, as a specific condition to being entitled to any payments or benefits under this Section 8, Executive must have resigned all offices and positions with the Group and must have joined Company in having executed a mutual release of the Group, in the form attached hereto as Exhibit A (except with regard to any payments hereunder that Executive is entitled to receive during any period in which she is disabled and is still an employee of the Company). Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of her employment during the Term.

(a)           Termination By Company Without Cause or By Executive for Good Reason. If Executive’s employment is terminated by Company without Cause or by Executive for Good Reason:

(i)            Company shall pay to Executive her Base Salary, accrued vacation pay through the date of Termination and any previously declared, but unpaid, bonus for any previously completed fiscal year (an “Accrued Bonus”), as soon as practicable following the Date of Termination; and

(ii)           Company shall pay to Executive as soon as practicable following the Date of Termination, a lump-sum payment equal to twelve months of her Base Salary and the average STI received by Executive for the two (2) preceding fiscal years ending on or prior to termination (and if Executive has not received two (2) STI payments, then for any STI payment not received the foregoing shall be calculated at target range in accordance with Section 5(b) for any year for which an STI payment was not received) (and for purposed of such calculation, the stub period bonus for the period from the Effective Date through June 30, 2009 shall be computed on an annualized basis);

(iii)          Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment;

(iv)          Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of Company; and

(v)           Company shall maintain in full force and effect, for the continued benefit of Executive, her spouse and her dependents for a period of one (1) year following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, her spouse and her dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, that if Executive, her spouse or her dependents cannot continue to participate in the Company programs providing such benefits, Company shall arrange to provide Executive, her spouse and her dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”), provided, that such Continued Benefits shall terminate on the date or dates Executive receives substantially equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determine on a coverage-by-coverage, or benefit-by-benefit, basis).

The foregoing notwithstanding, the total of the severance payments payable under this Section 8(a) shall be reduced to the extent the payment of such amounts would cause Executive’s total termination benefits (as determined by Executive’s tax advisor) to constitute an “excess” parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

(b)           Cause or By Executive Without Good Reason. If Executive’s employment is terminated by Company for Cause or by Executive (other than for Good Reason or Disability):

(i)            Company shall pay Executive his Base Salary and, to the extent required by law or Company vacation policy, her accrued vacation pay through the Date of Termination, and any Accrued Bonus, as soon as practicable following the Date of Termination; and

(ii)           Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of funds; and

(iii)          Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of Company;

(c)           Disability. During any period that Executive fails to perform her duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive her full Base Salary set forth in Section 5(a) until her employment is terminated pursuant to Section 6(b). In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i)            Company shall pay to Executive his Base Salary and accrued vacation pay through the Date of Termination, and any Accrued Bonus, as soon as practicable following the Date of Termination, and continued Base Salary (as provided for in Section 5(a)) for six (6) months; and

(ii)           Company shall reimburse Executive pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii)          Company shall continue to pay Executive’s health insurance for six (6) months immediately following the termination of Executive’s employment and Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(d)           Death. If Executive’s employment is terminated by death:

(i)            Company shall pay in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s Base Salary through the Date of Termination and one (1) times Executive’s annual rate of Base Salary and any Accrued Bonus;

(ii)           Company shall reimburse Executive’s beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(d) for reasonable expenses incurred, but not paid prior to such termination of employment; and

(iii)          Executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of Company.

(e)           Failure to Extend. A failure to renew or extend the term of this Agreement by the Company shall not be deemed to constitute a termination of Executive’s employment for purposes of this Agreement and shall not constitute “Good Reason” hereunder.

9.             Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims Company may have against Executive, and Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which Company may have against Executive or others.

10.           Confidential Information; Ownership of Documents; Non-Competition.

(a)           Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement) or was otherwise made known to the Executive from a source not subject to a confidentiality obligation. Except as may be required or appropriate in connection with his carrying out her duties under this Agreement, Executive shall not, without the prior written consent of Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

(b)           Removal of Documents; Rights to Products. All records, files, drawings, documents, models, equipment, and the like relating to the Company’s business, which Executive has control over shall not be removed from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out her duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by her alone or in conjunction with others at any time while employed by the Company.

(c)           Injunctive Relief. In the event of a breach or threatened breach of this Section 10, Executive agrees that Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(d)           Continuing Operation. Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

11.           Indemnification.

(a)           General. Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while, serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the same extent as other senior executive officers and directors, as in effect from time to time (including, without limitation, having the benefit of any Company D&O policies), against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of her heirs, executors and administrators.

(b)           Expenses. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses incurred by Executive in any Proceeding in which Executive is entitled to, or seeking, indemnification hereunder.

(c)           Enforcement. If a claim or request under this Agreement is not paid by Company or on its behalf, within thirty (30) days after a written claim or request has been received by Company, Executive may at any time thereafter bring suit against Company to recover the unpaid amount of the claim or request and, if Executive prevails in respect to the material issues, Executive shall be entitled to be paid also the Expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable New York law.

(d)           Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by Company for some or a portion of any Expenses, but not, however, for the total amount thereof, Company, shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

(e)           Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by Company in advance upon request of Executive that Company pay such Expenses; but only in the event that Executive shall have delivered in writing to Company (i) an undertaking to reimburse Company for Expenses with respect to which

Executive is not entitled to indemnification and (ii) an affirmation of her good faith belief that there are grounds for such expenses.

(f)            Notice of Claim. Executive shall give to Company notice of any claim made against her for which indemnification will or could be sought under this Agreement. In addition, Executive shall give Company such information and cooperation as it may reasonably require and as shall be within Executive’s power and at such times and places as are convenient for Executive.

(g)           Defense of Claim. With respect to any Proceeding as to which Executive notifies Company of the commencement thereof:

(i)              Company will be entitled to participate therein at its own expense; and

(ii)             Except as otherwise provided below, to the extent that it may wish, Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in Company’s sole discretion may be regular counsel to Company and may be counsel to other officers and directors of Company or any subsidiary. Executive also shall have the right to employ her own counsel in such action, suit or proceeding if she reasonably concludes that failure to do so would involve a conflict of interest between Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of Company.

(iii)            Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim without its written consent. Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive’s written consent. Neither Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

(h)           Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

12.           Disputes

Any claim arising out of or relating to this Agreement, any other agreement between the Executive and Company or its Affiliates, the Executive’s employment with or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 10(c) hereof with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in New York, New York in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 12 and Company and Executive submits to jurisdiction in New York, New York for such arbitration. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive prevails in respect of the material issues in dispute of Executive’s claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the final resolution of such contest or dispute to the extent Company receives reasonable written evidence of such fees and expenses.

13.           Successors; Binding Agreement.

(a)           Company’s Successors. No rights or obligations of Company under this Agreement may be assigned or transferred except that Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.

(b)           Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than her rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive’s death by giving Company written notice thereof. In the event of Executive’s death or a judicial determination of her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following her Date of Termination while any amounts would still be payable to her hereunder if she had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

14.           Notice.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Executive:

Ms. Tiffanie Fisher
1500 Hudson Street
#2i

Hoboken, NJ 07030

With a copy to:

Jeffrey A. Kimmel, Esq.

Meister Seelig & Fein LLP
2 Grand Central Tower

140 East 45th Street

New York, New York 10017

If to Company:

Centro US Management Joint Venture 2 LP

420 Lexington Avenue

7th Floor

New York, NY 10070

Attention Steven F. Siegel

or to such other address as any party may have furnished to the others in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (c) in the case of mailing, on the third business day following such mailing.

15.           Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

16.           Jurisdiction. Subject to the obligations with respect to arbitration as provided in Section 12 hereof, Company and Executive each submits to the jurisdiction of any New York State Court or Federal Court of the United States of America sitting in the borough of Manhattan, and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each hereby agrees that all claims in respect of any such suit, action or proceeding shall be brought in and may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal Court. Company, Centro and Executive each waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State Court or Federal Court sitting in the borough of Manhattan.

17.           Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.           Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

20.           Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

21.           Noncontravention.  Company represents that Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on Company’s ability to enter into or perform this Agreement. Executive represents to Company that she is not a party to any contract that would preclude her from accepting employment as Executive Vice President - Chief Financial Officer of Centro US and he has no reason to believe that accepting employment as Executive Vice President - Chief Financial Officer of Centro US would result in a disclosure of any confidential information of any prior employer.

22.           Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CENTRO US MANAGEMENT JOINT VENTURE 2, LP

By:	/s/ Michael Carroll
Name: Michael Carroll
Title: Chief Executive Officer

/s/ Tiffanie Fisher
TIFFANIE FISHER

EXHIBIT A

GENERAL RELEASE

The Release will contain provisions consistent with the following:

General Release. Executive knowingly and voluntarily releases, waives and forever discharges the Group of and from any and all claims and causes of action, known and unknown, which Executive, his heirs, beneficiaries, personal representatives, executors, administrators, successors and assigns (collectively referred to herein as “Executive Releasors”) have or may have, arising out of or relating to her employment with the Company, the terms and conditions of that employment, or the termination of that employment relationship, as of the date of execution of this Agreement, including, without limitation, any alleged violation of, or claims related to or arising out of:

A.                                   Title VII of the Civil Rights Act of 1964, as amended; the Reconstruction Era Civil Rights Act (also known as the Civil Rights Act of 1866), as amended; the Civil Rights Act of 1991, as amended; the Americans with Disabilities Act of 1990, as amended; the ADA Amendments Act of 2008; the Family and Medical Leave Act of 1993; the Age Discrimination in Employment Act of 1967, as amended; the Fair Labor Standards Act of 1938, as amended; the Equal Pay Act; the National Labor Relations Act; the Immigration Reform and Control Act; the Occupational Safety and Health Act; the Worker Adjustment Retraining and Notification Act; the Uniform Services Employment and Reemployment Rights Act of 1994, as amended; the Sarbanes-Oxley Act of 2002; the False Claims Act; and the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued vested benefits under any employee benefit or pension plan of Centro, if any, in accordance with the terms and conditions of such plan and applicable law);

B.                                     the constitution and laws of the State of New York and the City of New York concerning wages, employment, the terms and conditions of employment, and the termination of employment including, without limitation: the New York State Human Rights Law; the New York Executive Law; the New York Civil Rights Law; the New York City Human Rights Law; the New York City Administrative Code; the New York Minimum Wage Act; the New York State Worker Adjustment and Retraining Notification Act; the New York Labor Law; and including, without limitation, the New York laws relating to: equal pay, wage payment, maximum hours and overtime, meal and rest periods, public holidays, wage deductions, prevailing wages, medical examinations, lie detector tests, fingerprinting, military leave, disaster service volunteer leave, jury duty, time off to vote, whistleblower protection, labor relations, display of the American flag, criminal background checks, genetic disorders, apprenticeship programs, disability discrimination, reasonable accommodation for disabilities, political activities, recreational activities, legal use of consumable products outside of working hours, confidentiality of AIDS test results, breastfeeding rights, leave for adoptive parents, leave for bone marrow donors, discrimination in public works contracts, discrimination in defense contracts; and/or any other law, rule, regulation, order, executive order or ordinance pertaining to wages, employment, the terms and conditions of employment, and/or the termination of employment;

C.                                     Executive’s employment with the Company, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of that employment including, without limitation, wrongful discharge, constructive discharge, breach of contract (whether express or implied), breach of the covenant of good faith and fair dealing, breach of promise, detrimental reliance, promissory estoppel, equitable estoppel, unjust enrichment, quantum meruit, violation of public policy, tortious conduct, defamation, libel, slander, false light, interference with contract or a prospective economic advantage, fraud, fraud in the inducement, misrepresentation, invasion of privacy, assault, battery, personal injury, harassment, hostile work environment, failure to promote, violation of federal, state, or local whistleblower or anti-retaliation personnel laws, infliction of emotional distress (negligent and intentional), compensatory damages, economic damages, and punitive damages; and

D.                                    claims for attorneys’ fees, costs, disbursements, and the like,

which the Executive Releasors ever had, now have, or hereafter can, shall or may have against the Group for, upon, or by reason of any act, omission, transaction or occurrence up to and including the date of this Agreement. Executive shall not be deemed or considered a prevailing party.

Except with respect to the obligations of Executive specifically set forth herein and except with respect to willful misconduct, fraud or actions outside the scope of authority, the Company (on behalf of itself and the Group) hereby releases, waives and forever discharges Executive of and from any and all claims and causes of action, known and unknown, which the Group, and their respective successors and assigns have or may have, arising out of or relating to Executive’s employment with the Company and the terms and conditions of that employment.

Executive’s Waiver.

(a)           Executive agrees, to the extent permitted by law, that she will not bring or join any lawsuit or proceeding in any court against any member of the Group relating to her employment, the terms and conditions of her employment, the termination of her employment or any claim or potential claim waived by this Agreement. Executive acknowledges that all such claims or causes of action brought in any such lawsuit or proceeding are released and waived pursuant to this Agreement. Except as prohibited by law, in the event that any such claim is filed or joined by Executive, it shall be dismissed with prejudice upon presentation of this Agreement

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and Executive shall reimburse the Company for the costs, including attorneys’ fees and costs, of defending any such action.

(b)           By virtue of the foregoing, Executive agrees that she has waived any damages and other relief available to her (including, without limitation, money damages and equitable relief) under the claims waived in this Agreement. Therefore, Executive agrees that she will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement. Notwithstanding the foregoing, Executive is not waiving any right to file a charge with any administrative agency that is specifically provided to her by, and may not be waived under, law, but Executive agrees that she will not be entitled to any benefit arising from any claim or proceeding involving any matter within the scope of any claim or charge that is filed or initiated by her or on her behalf by any such agency or other governmental entity.

(c)           Executive agrees, to the extent permitted by law or unless required or compelled pursuant to deposition, subpoena or other legal process, that she will not provide information, advice or counsel to, or otherwise cooperate with or assist in any manner, any entity or person, including, without limitation, any employee or former employee of the Group, asserting or seeking to assert any cause of action, charge or any claim whatsoever against any member of the Group. Executive further agrees, to the extent permitted by law or unless required or compelled pursuant to deposition, subpoena or other legal process, that in connection with any action at law, proceeding in equity, or in any administrative proceeding commenced by any person or entity against any member of the Group, she will not participate as a witness or attempt to offer any evidence against any member of the Group, concerning any act or omission by any member of the Group.

Release of Claims Under the Age Discrimination in Employment Act of 1967, as Amended.

(a)           Executive hereby knowingly and voluntarily specifically releases and forever discharges, and covenants not to sue, each member of the Group from any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (hereinafter referred to as “ADEA”), which the Executive Releasors may have or claim to have against any member of the Group.

(b)           Notwithstanding any other provision or section of this Agreement, Executive does not hereby waive any rights or claims under the ADEA that may arise after the Effective Date of this Agreement.

(c)           Executive hereby acknowledges and represents that she has been given a period of at least forty-five (45) days to consider the terms of this Agreement; that the terms of this Agreement are clear and understandable to her; that the Company has advised her in writing to consult with an attorney prior to executing this Agreement; and that she has received valuable and good consideration to which she is otherwise not entitled in exchange for her execution of this Agreement. If Executive decides to sign this Agreement in fewer than

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forty-five (45) days, Executive agrees that she has done so with the understanding that she was given and declined the opportunity to consider this Agreement for a full forty-five (45) days.

(d)           Executive hereby acknowledges that she may revoke this Agreement within seven (7) days of signing the Agreement (referred to herein as the “Revocation Period”) and that this Agreement shall not become enforceable until the day after the seven-day Revocation Period has expired, provided Executive has signed the Agreement and has not exercised her right to revoke (referred to herein as the “Effective Date” of this Agreement). In the event Executive chooses to exercise her option to revoke this Agreement, she shall notify the Company in writing addressed to the company’s designated agent for this purpose, Carolyn Carter Singh, Centro Properties Group, 420 Lexington Avenue, New York, NY 10170, no later than 5:00 p.m. of the last day of the Revocation Period. If the last day of the Revocation Period is a Saturday, Sunday or legal holiday, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or such legal holiday. Executive expressly understands and agrees that if she does not sign this Agreement, or if she revokes it within the Revocation Period, this Agreement will not be effective or enforceable, and she will not be entitled to any of the benefits or consideration provided for in this Agreement.

Release by the Group

In consideration for Executive’s services to the Group, the Group, on behalf of itself and its directors, officers, employees, agents, independent contractors, subsidiaries, affiliates, successors and assigns, hereby voluntarily and knowingly releases and discharges Executive and each of Executive’s respective heirs, executors, administrators, agents, employees and assigns (collectively “Executive Releasees”), from liability for any and all claims or damages that the Group had, has, or may have against any of the Executive Releasees at any time prior to and including the Effective Date of this Agreement, whether known or unknown to the Group, including but not limited to any and all claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with, Executive’s employment with any member of the Group excluding however any claims or damages resulting from Executive’s willful misconduct, conduct outside the scope of authority or from violations of the terms of Section 10 of the Employment Agreement. The Group specifically intends this release to be the broadest possible release permitted under law.

The Group’s Waiver.

(a)           The Group agrees, to the extent permitted by law, that no member of the Group will bring or join any lawsuit or proceeding in any court against any of the Executive Releasees relating to Executive’s employment, the terms and conditions of her employment, the termination of her employment or any claim or potential claim waived by this Agreement except for any such claim related to Executive’s willful misconduct, conduct outside the scope of authority or from violations of Section 10 of the Employment Agreement. The Group acknowledges that all such claims or causes of action brought in any such lawsuit or proceeding are released and waived pursuant to this Agreement. Except as prohibited by law, in the event that any such claim is filed or joined by the Group, it shall be dismissed with prejudice upon presentation of this Agreement and the Group shall reimburse Executive or the Executive

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Releasee, as the case may be, for the costs, including attorneys’ fees and costs, of defending any such action.

(b)           By virtue of the foregoing, the Group agrees that each member of the Group has waived any damages and other relief available to it (including, without limitation, money damages and equitable relief) under the claims waived in this Agreement. Therefore, each member of the Group agrees that it will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

(c)          The Group agrees, to the extent permitted by law or unless required or compelled pursuant to deposition, subpoena or other legal process, that each member of the Group will not provide information, advice or counsel to, or otherwise cooperate with or assist in any manner, any entity or person seeking to assert any cause of action, charge or any claim whatsoever against any of the Executive Releasees. The Group further agrees, to the extent permitted by law or unless required or compelled pursuant to deposition, subpoena or other legal process, that in connection with any action at law, proceeding in equity, or in any administrative proceeding commenced by any person or entity against any of the Executive Releasees, each member of the Group will not participate as a witness or attempt to offer any evidence against any of the Executive Releasees, concerning any act or omission by any of the Executive Releasees.

Confidential Information; Ownership of Documents; Non-Competition; Non-Disparagement; Letter of Recommendation.

(a)           Confidential Information. Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use her reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge to anyone other than the Company any trade secrets, confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge.

(b)           Removal of Documents; Rights to Products. All records, files, drawings, documents, models, equipment, and the like relating to the Company’s business, which Executive has control over shall not be removed from the Company’s premises without its written consent.

(c)           Non-Disclosure. Executive agrees not to disclose any information regarding the existence, substance, or any of the terms or conditions of this Agreement to anyone, except to an attorney with whom Executive chooses to consult regarding her consideration of this Agreement, Executive’s spouse, and her financial or tax advisors, so long as Executive advises such individuals that they may not divulge the terms or conditions of this Agreement and, to the maximum extent permitted by applicable law, rule, code or regulation,

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they agree to maintain the confidentiality of the Agreement. Executive also may disclose the terms or conditions of this Agreement to any court or agency of competent jurisdiction presiding over a proceeding challenging the validity of this Agreement, provided that the Agreement is submitted to the court or agency under seal. Executive represents that she has not spoken with anyone, other than her spouse and her personal attorney, regarding the terms of this Agreement.

In addition, the Company agrees not to disclose any information regarding the existence, substance, or any of the terms or conditions of this Agreement to anyone, except to its attorneys and except to management committee members and human resource personnel within the Company and, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement. The Company also may disclose the terms or conditions of this Agreement to any court or agency of competent jurisdiction presiding over a proceeding challenging the validity of this Agreement, provided that the Agreement is submitted to the court or agency under seal. The Company represents that they have not spoken with anyone, other than the above mentioned Company personnel, regarding the terms of this Agreement.

(d)           Injunctive Relief. In the event of a breach or threatened breach of this Section, each party agrees that the breaching party shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, as the case may be, Executive and the Group each acknowledging that damages would be inadequate and insufficient.

(e)           Non-Disparagement. Executive agrees that she will not disparage any member of the Group or any of their respective officers, directors and employees and each member of the Group (and their respective directors and senior management) agree not to engage in any disparagement of Executive or the Executive Releasees.

No Other Consideration. Each party hereto affirms that the terms stated herein are the only consideration for signing this Agreement and that no other representations, promises, or agreements of any kind have been made by any person or entity to cause her to sign this Agreement. Each party hereto has accepted the terms of this Agreement because they believe them to be fair and reasonable and for no other reason.

Acknowledgement of Receipt of Disclosure Information. Executive acknowledges receipt of Disclosure Information Provided Pursuant to Older Workers Benefit Protection Act, which is attached hereto as Exhibit A.

The provisions of this Section are not intended to, and shall not affect Executive’s right to file a lawsuit, complaint or charge that challenges the validity of this Agreement under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f) (“OWBPA”), with respect to claims under the ADEA. Furthermore, in the event of such a proceeding brought pursuant to OWBPA, the provisions pertaining to Executive’s obligation to repay monies paid pursuant to this Agreement, and the recovery of damages, including attorneys’ fees, shall not apply. This Section is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any monies paid should the release of ADEA claims in this Agreement be found to be invalid. Neither does this section affect the

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Company’s right to recover attorneys’ fees or costs to the extent authorized under federal law. The provisions of this Section shall apply with full force and effect with respect to any other legal proceeding.

EXECUTIVE HAS BEEN ADVISED THAT SHE HAS AT LEAST FORTY-FIVE (45) DAYS TO CONSIDER THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS SEPARATION AGREEMENT AND GENERAL RELEASE.

TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH ABOVE, EACH PARTY HERETO FREELY AND KNOWINGLY, WITHOUT COERCION OR DURESS, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THEY HAVE OR MIGHT HAVE AGAINST THE OTHER.

EACH PARTY HERETO ACKNOWLEDGES THAT THEY HAVE READ THIS AGREEMENT, FULLY UNDERSTAND IT AND ARE VOLUNTARILY ENTERING INTO IT.

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